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EXHIBIT 10.67

                                 PROMISSORY NOTE
                                 ---------------

Principal Amount: $500,000                        Date of Note: January 22, 2003

         FOR VALUE RECEIVED, SSP Solutions, Inc., a Delaware corporation ("Borrower") hereby promises to pay to the order of Richard P. Kiphart ("Holder"), in lawful money of the United States of America, the principal amount of five hundred thousand and 00/100 dollars ($500,000) ("Principal Amount"), or so much as may be outstanding, together with interest on the Principal Amount outstanding from the date hereof until this Note is paid in full at such place as the holder hereof may from time to time designate.

1. MATURITY: The outstanding Principal Amount of this Note, and all accrued interest and other sums due hereunder, shall be due and payable in full upon: a) Borrower's closing an equity or debt financing with lead investor, Shelter Capital Partners, of $5.0 million or more ("Shelter Financing"); or b) December 31, 2005 ("Maturity Date"). At Holder's election, repayment upon closing of the Shelter Financing may be accomplished by using the outstanding Principal Amount of this Note and all accrued interest and other sums due hereunder as payment for securities issuable in the Shelter Financing.

2. INTEREST: Borrower shall pay Holder interest at the rate of fifteen percent (15%) per annum (with a minimum of fifty thousand dollars ($50,000) interest to be paid to Holder regardless of the amount of interest actually accrued). Unless the Principal Amount is sooner re-paid, Interest shall be paid quarterly. Accrued interest shall be paid within five (5) days following the close of each quarter beginning March 31, 2003.

3. EVENTS OF DEFAULT. If any of the following events takes place before the Maturity Date (each, an "Event of Default"), Holder, at his option, may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Note immediately due and payable; PROVIDED, HOWEVER, that this Note shall automatically become due and payable without any declaration in the case of an Event of Default specified in clause 3 or 5, below:

         (1) Borrower fails to make payment of the full amount due under this Note on demand at the Maturity Date; or
         (2) A receiver, liquidator or trustee is appointed by a court order (i) of Borrower or (ii) for any part of Borrower's assets or properties; or
         (3)      Borrower is adjudicated bankrupt or insolvent; or
         (4) Any of Borrower's property is sequestered by or in consequence of a court order and such order remains in effect for more than thirty (30) days; or
         (5) Borrower files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or
         (6) Any petition against Borrower is filed under bankruptcy, receivership or insolvency law and remains undismissed for a period of sixty (60) days; or



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         (7)      Borrower makes a formal or informal general assignment for the benefit of its creditors, or admits in writing its inability to pay debts generally when they become due, or consents to the appointment of a receiver, liquidator or trustee of Borrower or for all or any part of its property; or
         (8) An attachment or execution is levied against any part of Borrower's assets that is not released within thirty (30) days; or
         (9) Borrower dissolves, liquidates or ceases business activity, or transfers any major portion of its assets other than in the ordinary course of business; or
         (10) Borrower breaches any covenant or agreement on its part contained in this Note;
         (11) There exists any material inaccuracy or untruthfulness of any representation or warranty of Borrower set forth in this Note; or
         (12) Borrower defaults under any promissory note, credit agreement, loan agreement, conditional sales contract, guarantee, lease, indenture, bond, debenture or other material obligation to which it is a party whatsoever and a party thereto or a holder thereof is entitled to accelerate the obligations of Borrower.

4. WARRANT: Should this Note not be re-paid prior to June 30, 2003, Borrower will issue a warrant to Holder to purchase 125,000 shares of common stock of Borrower with an exercise price of $1.30 per share exercisable for a period of three years.

Borrower will file with the Securities and Exchange Commission a registration statement covering the resale of the shares underlying the warrant within one hundred twenty (120) days of date of issuance of the warrant. If Borrower fails to file a registration statement covering the resale of the shares underlying the warrant within one hundred twenty (120) days of the date of issuance of the warrant, Borrower shall pay to Holder $1,000 for each day until the registration statement is filed.

5. LAWFUL RATE OF INTEREST: It is expressly stipulated and agreed to be the intent of Borrower and Holder at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Holder to contract for, charge, or receive a greater amount of interest than under state law) and that this section shall control every other covenant and agreement in this Note. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or received with respect to the indebtedness evidenced by this Note, then it is Borrower's and Holder's express intent that all excess amounts theretofore collected by Holder be credited on the Principal Amount of this Note (or, if this Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and there under reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and there under.

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6. PREPAYMENT: Borrower may prepay this Note at any time, in whole or in part, provided Borrower first gives a fifteen (15) day notice of intent to pre-pay.

7. SEVERABLE PROVISIONS: Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

8. TIME OF ESSENCE: Time is of the essence of this Note and the performance of each of the covenants and agreements contained herein.

9. GOVERNING LAW: This note shall be governed by and construed in accordance with the laws of the State of Illinois. In the event of any dispute regarding the subject matter of this Note, such dispute shall be submitted to arbitration before a single arbitrator in the city of Chicago in accordance with the rules of the American Arbitration Association. Any decision or award shall be final and binding upon the parties hereto. All legal fees, arbitration fees, filing fees, collection fees and expenses shall be paid to the prevailing party by the losing party.

10. EXPENSES: Borrower shall pay Holder $1,000 for legal fees incurred.

11. COLLATERAL: Holder shall have a senior secured interest in all the assets of Borrower and any subsidiary or affiliate thereof (including, without limitation, intellectual property assets and any and all receivables due to Borrower from its SSP Gaming subsidiary) that are unencumbered, to be perfected by the filing by Borrower of a UCC financing statement in the State of Delaware within three
(3) days of the execution of this Note. Holder shall have the right to inspect the books and records of Borrower and its subsidiaries at any time with twenty-four (24) hours notice to Borrower.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered as of the date first above written

SSP Solutions, Inc.

By: /S/  MARVIN J. WINKLER
    -----------------------------
Its:  co-Chief Executive Officer

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